Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), by and between Global Cash Access, Inc., a Delaware corporation (the “Company”) and wholly-owned subsidiary of Global Cash Access Holdings, Inc., a Delaware corporation (“GCA Holdings”), and George Gresham (“Executive”), is made as of February 25, 2008 (the “Effective Date”).
R E C I T A L S
A. The Company desires assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.
B. Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.
C. Company and Executive wish to enter into an employment relationship with a written employment agreement intended to supersede all other written and oral representations regarding Executive’s employment with Company.
AGREEMENT
NOW, THEREFORE, based on the foregoing recitals and in consideration of the commitments set forth below, Executive and the Company agree as follows:
1. Position, Duties, Responsibilities
1.1. Position. The Company hereby employs Executive to render services to the Company in the position of Executive Vice President and Chief Financial Officer reporting to the Chief Executive Officer of the Company, commencing on the Effective Date. The Company’s employment of Executive hereunder is contingent upon Executive successfully completing a drug screen and background investigation. The duties of this position shall include such duties and responsibilities as are reasonably assigned to Executive by the Chief Executive Officer or Board of Directors, including but not limited to those customarily performed by chief financial officers of similarly situated corporations. Executive agrees to serve in a similar capacity for the benefit of GCA Holdings and any of the Company’s direct or indirect, wholly-owned or partially-owned subsidiaries or affiliates. Additionally, Executive shall serve in such other capacity or capacities as the Chief Executive Officer or Board of Directors may from time to time prescribe. During his employment by the Company, Executive shall, subject to Section 1.2, devote his full energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement.

1.2. Other Activities. Except upon the prior written consent of the Board of Directors, Executive will not (i) accept any other full- or part-time employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of, the Company. Notwithstanding the foregoing, Executive shall be permitted to engage in occasional charitable activities outside the scope of his employment with the Company so long as such activities (A) do not conflict with the actual or proposed business of the Company or any of its subsidiaries or affiliates, and (B) do not affect the performance of his duties hereunder. In addition, subject to the prior written consent of the Chief Executive Officer or Board of Directors of the Company and subject to Executive’s fiduciary duties to the Company, Executive shall be permitted to serve as a director of other corporations provided that their businesses are not competitive with the actual or proposed business of the Company or any of its subsidiaries or affiliates and provided further that Executive’s service as a director of such other corporations does not interfere with his performance of his duties hereunder. Any such prior written consent may be subsequently revoked in the event that the Chief Executive Officer or Board of Directors determines, in good faith, that Executive’s position as a director of any such other corporation has developed into a conflict of interest.
1.3. Location. Executive’s principal place of employment shall be at the Company’s corporate headquarters, which is located in Las Vegas, Nevada on the date of this Agreement. For the first six (6) months of Executive’s employment with the Company, the Company shall reimburse Executive for all reasonable out-of-pocket expenses that he incurs in the course of commuting from a residence outside of the Las Vegas metropolitan area, including weekly airfare, a furnished apartment in the Las Vegas metropolitan area, rental car, and meal allowance. In addition, during each of the first six (6) months of Executive’s employment with the Company, the Company shall reimburse Executive for all reasonable out-of-pocket expenses that his spouse and children incur in the course of traveling to the Las Vegas metropolitan area not more frequently than once per month for the purpose of preparing for the relocating of Executive’s principal residence to the Las Vegas metropolitan area. Such reimbursements shall be in accordance with the Company’s travel policies. The Company will also reimburse Executive for all pre-approved documented expenses incurred in the course of relocating his principal residence to the Las Vegas metropolitan area, including expenses incurred in connection with the sale of Executive’s current residence and expenses incurred in connection with the purchase of a residence in the Las Vegas metropolitan area, in all cases consistent with the relocation expense reimbursement guidelines previously provided by the Company to Executive.
1.4. Proprietary Information. Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it. As a condition precedent to Executive’s employment by the Company, Executive agrees to execute and deliver to the Company, concurrent with his execution and delivery of this Agreement, a copy of the “Employee Proprietary Information and Inventions Agreement” attached hereto as Exhibit A.
1.5. Regulatory Approval. Due to the nature of the Company’s business and Executive’s position with the Company, Executive may also be required to complete applications required by various gaming regulatory, tribal, state or other international governments in whose jurisdiction the Company and its affiliates conduct business, as well as other applications that may be required by such regulatory authorities with jurisdiction over the

Company and its affiliates. Such applications are generally in addition to normal credit, reference and background investigation for employment. Such applications may require complete disclosure of personal and financial information, criminal convictions or arrests (expunged or not) and business associations. As an ongoing condition of Executive’s employment, Executive must be able to satisfy the licensing process and obtain appropriate gaming and other regulatory licenses.
2. Compensation of Executive
2.1. Base Salary. In consideration of the services to be rendered under this Agreement, while employed by the Company, Company shall pay Executive an initial base annual salary of three hundred seventy five thousand dollars ($375,000), less standard deductions and withholdings, payable in regular periodic payments in accordance with Company payroll policy. Such salary shall be prorated for any partial month of employment on the basis of a 30-day fiscal month. Such base salary shall be subject to annual review by the Board of Directors commencing on January 1, 2009.
2.2. Signing Bonus. Upon the commencement of Executive’s employment hereunder, Executive shall be paid a one-time bonus of $100,000 (the “Payment”), together with an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any federal, state and local income and employment taxes imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence (or, if greater, the state and locality in which Executive is required to file a nonresident income tax return with respect to the Payment), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. If, during the first year of Executive’s employment hereunder, Executive terminates his employment other than for Good Reason or the Company terminates Executive’s employment for Cause, Executive shall, within five (5) days of such termination, repay to the Company all amounts paid under this Section 2.2.
2.3. Bonus. For each full fiscal year of Executive’s employment with the Company, Executive shall be eligible for a discretionary bonus in an amount of up to seventy-five percent (75%) of his then current base salary, with a target amount equal to fifty percent (50%) of his then current base salary, the exact amount of such bonus to be determined by the Board of Directors based on the measurement of certain performance criteria or goals. One-half of the amount of such bonus shall be based upon performance criteria or goals relating to Executive’s organization within the Company as are mutually agreed to by Executive and the Company during the first quarter of such fiscal year and the other half of which shall be based upon the Company’s earnings per share during such fiscal year.
2.4. Stock Option. Concurrently herewith, the Board of Directors of GCA Holdings has approved the grant to Executive of an option to purchase 350,000 shares of GCA Holdings’ common stock pursuant to its 2005 Stock Incentive Plan (the “Plan”) and Notice of Stock Option Award and Stock Option Award Agreement to be entered into by and between Executive and GCA Holdings in substantially the form attached hereto as Exhibit B (the “Stock Option Agreement”).

2.5. Benefits. Executive shall be entitled to participate in the Company’s group medical, dental, life insurance, 401(k), deferred compensation or other benefit plans and programs on the same terms and conditions as other members of the Company’s senior executive management, beginning on March 1, 2008. Executive shall be provided such perquisites of employment, including paid time off as are provided to all other members of the Company’s senior executive management. Executive shall be entitled to reimbursement of all reasonable expenses incurred by Executive in the performance of his duties hereunder, in accordance with the policies and procedures established by the Company from time to time, and as may be amended from time to time. In addition, Executive shall be entitled to reimbursement of certain medical expenses under the Company’s Exec-u-care coverage on the same terms as other members of the Company’s senior executive management.
3. Employment At Will
Company or Executive may terminate Executive’s employment with Company at any time for any reason, including no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of Company relating to the employment, discipline, or termination of its employees. This at-will employment relationship cannot be changed except in a writing executed on behalf of the Board of Directors. This Section 3 shall survive any termination or expiration of this Agreement.
4. Termination of Employment
4.1. Termination by Executive. Executive may terminate his employment upon notice to the Company. In the event that Executive elects to terminate his employment other than for Good Reason (as defined below), the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked and thereafter the Company’s obligations under this Agreement shall terminate.
4.2. Termination by the Company for Cause. In the event that the Company terminates Executive’s employment for Cause, the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked and thereafter the Company’s obligations under this Agreement shall terminate. For the purposes of this Agreement, termination shall be for “Cause” if (i) Executive refuses or fails to act in accordance with any lawful order or instruction of the Chief Executive Officer or Board of Directors, and such refusal or failure to act has not been cured within five (5) days of written notice from the Chief Executive Officer or Board of Directors of such disobedience, (ii) Executive fails to devote reasonable attention and time during normal business hours to the business affairs of the Company or Executive is determined by the Chief Executive Officer or Board of Directors to have been unfit (e.g., denied any license, permit or qualification required by any gaming regulator or found unsuitable by any gaming regulator) (other than as a result of an Incapacity), unavailable for service (other than as a result of an Incapacity) or grossly negligent in connection with the performance of his duties on behalf of the Company, which unfitness, unavailability or gross negligence has not been cured within five (5) days of written notice from the Chief Executive Officer or Board of Directors of the same; (iii) Executive is determined by the Chief Executive Officer or Board of Directors to have committed a material act of dishonesty or willful misconduct or to have acted in bad faith to the material detriment of the Company in connection with the performance of his duties on behalf of the Company; (iv) Executive is convicted of a felony or other crime involving dishonesty, breach of trust, moral turpitude or physical harm to any person, or (v) Executive materially breaches any agreement with the Company which material breach has not been cured within five (5) days written notice from the Chief Executive Officer or Board of Directors of the same. For purposes of this Agreement, the term “without Cause” shall mean termination of Executive’s employment for reasons other than for “Cause.”
4.3. Termination by the Company without Cause or Termination by Executive for Good Reason. In the event that the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked, and Executive shall be entitled to receive the severance payments and benefits set forth below in this Section 4.3; provided, however, that such severance and benefits are conditioned on Executive’s execution and non-revocation of a release agreement, the form of which is attached hereto as Exhibit C, and thereafter the Company’s obligations under this Agreement shall terminate. For the purposes of this Agreement, termination shall be for “Good Reason” if (i) there is a material diminution of Executive’s responsibilities with the Company, or a material change in the Executive’s reporting responsibilities or title, in each case without Executive’s consent; (ii) there is a reduction by the Company in the Executive’s annual base salary then in effect without Executive’s consent; or (iii) Executive’s principal work location is relocated outside of the Las Vegas, Nevada metropolitan area without Executive’s consent. Executive agrees that he may be required to travel from time to time as required by the Company’s business and that such travel shall not constitute grounds for Executive to terminate his employment for Good Reason.
4.3.1. Base Salary Continuation. The Company shall continue to pay to Executive his then-current base annual salary for a period of twelve (12) months (the “Salary Continuation Period”). Such salary continuation shall be subject to standard deductions and withholdings and shall be payable in regular periodic payments in accordance with Company payroll policy. The Company may discontinue such salary continuation in the event that Executive breaches any of the provisions of Sections 6 or 7.
4.3.2. Target Bonus. In the event that the termination occurs after the first anniversary of the Effective Date, the Company shall also pay to Executive, subject to standard deductions and withholdings, a bonus in the amount of fifty percent (50%) of his then-current base salary, payable in equal installments concurrent with the salary continuation payments pursuant to Section 4.3.1.

4.3.3. Vesting of Stock Option. Shares subject to the stock option described in Section 2.3 shall vest in accordance with and subject to the terms of the Stock Option Agreement.
4.3.4. Group Medical Coverage. The Company shall, following the Executive’s timely election, provide the Executive with continued coverage for the Salary Continuation Period under the Company’s group health insurance plans in effect upon termination of Executive’s employment without Cause or for Good Reason in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), at no cost to Executive.
4.4. Termination for Incapacity. In the event that Executive suffers an Incapacity during the term of his employment hereunder, the Company may elect to terminate Executive’s employment pursuant to this Section 4.4. In such event, the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the date on which an Incapacity is determined to exist (the “Determination Date”). Thereafter the Company’s obligations under this Agreement shall terminate; provided, however, that nothing contained in this Agreement shall limit Executive’s rights to payments or other benefits under any long-term disability plans of the Company in which Executive participates, if any. For the purposes of this Agreement, Executive shall be deemed to have suffered an “Incapacity” if Executive shall, due to illness or mental or physical incapacity, be unable to perform the duties and responsibilities required to be performed by him on behalf of the Company for a period of at least 180 days.
4.5. Termination upon Death. In the event that Executive dies during the term of his employment hereunder, Executive’s employment shall be deemed to have terminated upon the date of death. In such event, the Company shall pay Executive’s estate all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the date of death. Thereafter the Company’s obligations under this Agreement shall terminate; provided, however, that nothing contained in this Agreement shall limit Executive’s estate’s or beneficiaries’ rights to payments or other benefits under any life insurance plan or policy in which Executive participates or with respect to which Executive has designated a beneficiary, if any.
4.6. Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (or any regulations or rulings thereunder), and shall be construed and interpreted in accordance with such intent. Notwithstanding anything to the contrary in this Agreement, the Company, in the exercise of its sole discretion and without the consent of Executive, shall have the authority to delay the payment of any amounts or the provision of any benefits under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) as amplified by any Internal Revenue Service or U.S. Treasury Department guidance as the Company deems appropriate or advisable. In such event, any amounts or benefits under this Agreement to which Executive would otherwise be entitled during the six (6) month period following Executive’s termination of employment will be paid on the first business day following the expiration of such six (6) month period. Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Code or any regulations or rulings thereunder).

4.7. No Other Compensation or Benefits. Executive acknowledges that except as expressly provided in this Agreement, he will not be entitled to any additional compensation, severance payments or benefits after the termination of his employment.
5. Termination Obligations
5.1. Return of Company’s Property. Without in any way limiting Executive’s obligations and the Company’s rights under the Employee Proprietary Information and Inventions Agreement described in Section 1.3, Executive hereby acknowledges and agrees that all books, manuals, records, reports, notes, contracts, lists, spreadsheets and other documents or materials, or copies thereof, and equipment furnished to or prepared by Executive in the course of or incident to Executive’s employment, belong to Company and shall be promptly returned to Company upon termination of Executive’s employment.
5.2. Cooperation in Pending Work. Following any termination of Executive’s employment, Executive shall, at the Company’s request, reasonably cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. Executive shall also cooperate, at the Company’s request, in the defense of any action brought by any third party against the Company that relates in any way to Executive’s acts or omissions while employed by the Company. In consideration of Executive’s cooperation under this Section 5.2, the Company shall reimburse Executive for his reasonable out-of-pocket costs incurred to cooperate and the Company shall pay Executive an hourly consulting fee equal to the hourly rate that results from dividing his then-current base annual salary by 2,080.
5.3. Resignation. Upon the termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions as an employee, officer, director or manager then held with the Company, GCA Holdings or any of their respective subsidiaries or affiliates. Executive agrees to execute and delivery such documents or instruments as are reasonably requested by the Company, GCA Holdings or any such subsidiary or affiliate to evidence such resignations.
5.4. Survival. The representations and warranties contained herein and Executive’s and the Company’s obligations under Sections 4, 5, 6, 7 and 8 and under the Employee Proprietary Information and Inventions Agreement shall survive termination of Executive’s employment and the expiration of this Agreement.
6. Restrictions on Competition after Termination.

6.1. Reasons for Restrictions. Executive acknowledges that the nature of the Company’s business is such that it would be extremely difficult for Executive to honor and comply with Executive’s obligation under the Employee Proprietary and Inventions Agreement described in Section 1.3 to keep secret and confidential the Company’s trade secrets if Executive were to become employed by or substantially interested in the business of a competitor of the Company soon following the termination of Executive’s employment with the Company, and it would also be extremely difficult to determine in any reasonably available forum the extent to which Executive was or was not complying with Executive’s obligations under such circumstances.
6.2. Duration of Restriction. In consideration for the Company’s undertakings and obligations under this Agreement, Executive agrees that during the Noncompete Term, Executive will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in any line of business in which the Company engages at the time of such termination, in the United States, Canada, the United Kingdom or such other countries in which the Company conducts business at the time of such termination (“Restricted Territory”). For the avoidance of doubt, the foregoing shall not prohibit Executive from engaging in, owning an interest in, or participating in any business that processes credit card, debit card or automated teller machine transactions originated from outside of gaming establishments. For purposes of this Agreement, the “Noncompete Term” shall be the period of two (2) years after the termination of Executive’s employment hereunder. The parties agree that ownership of no more than 1% of the outstanding voting stock of a publicly-traded corporation or other entity shall not constitute a violation of this provision. The parties intend that the covenants contained in this section shall be construed as a series of separate covenants, one for each county, city, state and other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this section. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in this section, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court. It is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law.
7. Restrictions on Solicitation after Termination.
For a period of two (2) years following the termination of Executive’s employment hereunder for any reason, Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an executive, associate, consultant, independent contractor or agent of any person, partnership, corporation or other business organization or entity other than the Company solicit or endeavor to entice away from the Company any person or entity who is, or, during the then most recent three-month period, was, employed by, or had served as an agent or key consultant of the Company, provided, however, that Executive shall not be prohibited from receiving and responding to unsolicited requests for employment or career advice from Company’s employees.

8. Arbitration.
8.1. Agreement to Arbitrate Claims. The Company and Executive hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Executive and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the employment or the termination of employment of Executive shall be resolved by final and binding arbitration. Except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“the AAA Rules”). Claims subject to arbitration shall include contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. However, claims for unemployment compensation, workers’ compensation, and claims under the National Labor Relations Act shall not be subject to arbitration.
8.2. Arbitrator. A neutral and impartial arbitrator shall be chosen by mutual agreement of Executive and the Company; however, if Executive and the Company are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law. The arbitrator shall have the authority to consider and decide pre-hearing motions, including dispositive motions.
8.3. Enforcement Actions. Either the Company or Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, neither party shall initiate or prosecute any lawsuit in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. All arbitration hearings under this Agreement shall be conducted in Las Vegas, Nevada.
8.4. Exceptions. Nothing in this Agreement precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. In addition, either party may, at its option, seek injunctive relief in a court of competent jurisdiction for any claim or controversy arising out of or related to the unauthorized use, disclosure, or misappropriation of the confidential and/or proprietary information of either party. By way of example, the Company may choose to use the court system to seek injunctive relief to prevent disclosure of its proprietary information or trade secrets; similarly, Executive may elect to use the court system to seek injunctive relief to protect Executive’s own inventions or trade secrets.

8.5. Governing Law. The agreement to arbitrate under this Section 8 shall be governed by the Uniform Arbitration Act of 2000 (Nevada Revised Statutes 38.206 et seq). In ruling on procedural and substantive issues raised in the arbitration itself, the Arbitrator shall in all cases apply the substantive law of the State of Nevada.
8.6. Attorneys’ Fees. Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law. The costs and fees of the arbitrator shall be borne equally by Executive and the Company.
8.7. Survival. The parties’ obligations under this Section 8 shall survive the termination of Executive’s employment with the Company and the expiration of this Agreement.
8.8. Acknowledgements. THE PARTIES UNDERSTAND AND AGREE THAT THIS SECTION 8 CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS SECTION 8. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL. THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS SECTION 8 WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.
9. Expiration
The terms of this Agreement are intended by the parties to govern Executive’s employment with the Company during the term of such employment. Upon the termination of Executive’s employment with the Company, this Agreement shall expire and be of no further force or effect, except to the extent of provisions hereof which expressly survive the expiration or termination of this Agreement.
10. Entire Agreement
The terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Executive by Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. To the extent any provisions in this Agreement are inconsistent with any provisions of the Exhibits, the provisions of the Exhibits shall supersede and be controlling.

11. Amendments, Waivers
This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.
12. Assignment; Successors and Assigns
Executive agrees that Executive may not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest.
13. Entire Agreement; Severability; Enforcement
This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements of the Company and Executive with respect to the subject matter hereof; provided, however, that to the extent of any conflict between the provisions of this Agreement, on the one hand, and either the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit A or the Stock Option Agreement attached hereto as Exhibit B, on the other hand, the provisions of such Employee Proprietary Information and Inventions Agreement or Stock Option Agreement shall govern. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with one which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.
14. Governing Law
The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Nevada.
15. Acknowledgment
The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

16. Notices
All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:	Global Cash Access, Inc.
Attn: Chief Executive Officer
3525 East Post Road, Suite 120
Las Vegas, NV 89120

If to Executive:	George Gresham
c/o Global Cash Access, Inc.
3525 East Post Road, Suite 120
Las Vegas, NV 89120
Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either party may change its address for notices by giving notice to the other party in the name specified in this section.
17. Representations and Warranties.
Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.
18. Counterparts
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first set forth above.

GLOBAL CASH ACCESS, INC.		GEORGE GRESHAM

By:

	Scott Betts, Chief Executive Officer	George Gresham

EXHIBIT A
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B
STOCK OPTION AGREEMENT

EXHIBIT C
RELEASE AND WAIVER OF CLAIMS
In exchange for the severance payments and other benefits to which I would not otherwise be entitled, I hereby furnish Global Cash Access Holdings, Inc., Global Cash Access, Inc. and each of their respective subsidiaries and affiliates (collectively, the “Company”) with the following release and waiver.
I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kid and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including the date I sign this Release with respect to any claims relating to my employment and the termination of my employment, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination Act of 1990; the Delaware Fair Employment Practices Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; emotional distress; and breach of the implied covenant of good faith and fair dealing, provided, however, that this Release shall not apply to claims or causes of action for defamation, libel, or invasion of privacy.
In granting the releases herein, I acknowledge that I understand that I am waiving any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California and any similar provision of law of any other state or territory of the United States or other jurisdiction to the following effect: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement.
I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I have the right to consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.

Date:

George Gresham

16